Exhibit 9.1


                                IRREVOCABLE PROXY



The undersigned stockholder of Sutter Holdings Company, Inc., a Delaware corporation ("Sutter"), hereby irrevocably (to the full extent permitted by law) appoints Robert E. Dixon and any individual designated by said individual, the attorney and proxy of the undersigned with full power of substitution and resubstitution, to the full extent of the undersigned's rights and respect to 66,946 shares of common stock of Sutter beneficially owned by the undersigned as of the date hereof (the "Sutter Shares"). In the event of the death or total disability of Robert E. Dixon during the term of this Proxy, then the Board of Directors of Sutter, acting as a whole, shall automatically be appointed the attorney and proxy of the undersigned with respect to the Sutter Shares until the termination of this Proxy by its terms. This Proxy shall be in full force and effect until the earlier to occur of (y) the undersigned's valid sale or transfer of some or all of the Sutter Shares to a third party not under common control with the undersigned, or (z) two (2) years from the date hereof.


This Proxy is irrevocable (to the fullest extent permitted by law), shall be deemed coupled with an interest, and is granted in connection with the Securities Exchange Agreement of even date hereof by and among Anza Capital, Inc., the undersigned, and Sutter (the "Agreement"). Any and all certificates representing the Sutter Shares shall bear a legend stating that such shares are the subject of this Proxy.


The attorney and proxy named above shall be empowered at any time prior to termination of this Proxy to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consent with respect to the Sutter Shares) of the undersigned in his own discretion at every annual or special meeting of the stockholders of Sutter and at every continuation or adjournment thereof, and on every action or approval by written consent of the stockholders of Sutter in lieu of any such meeting.


Any obligation of the undersigned hereunder shall be binding upon successors and assigns of the undersigned.


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If any term or other provision of this Proxy is determined to be invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Proxy shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the undersigned agrees with Sutter to negotiate in good faith to modify this Proxy so as to effect the original intent of the parties as closely as possible.





Dated:    July 31, 2003      American Residential Funding, Inc.,
                              a Nevada corporation

                             /s/  Vincent Rinehart _________________________
                              By: Vincent Rinehart
                                 Its: President




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